EX-28.d.ii.42

SUB-ADVISORY AGREEMENT

AGREEMENT dated as of the 6th day of September, 2023 among DIMENSIONAL ETF TRUST, a Delaware statutory trust (the “Trust”), DIMENSIONAL FUND ADVISORS LP, a Delaware limited partnership (“DFA”), and DFA AUSTRALIA LIMITED, a corporation organized under the laws of New South Wales (“DFA Australia”).

WHEREAS, DFA is the investment advisor to all the series of the Trust, including the DIMENSIONAL GLOBAL CORE PLUS FIXED INCOME ETF (the “ETF Fund”); and

WHEREAS, the ETF Fund invests in securities of issuers associated with international markets designated by the Investment Committee of DFA, as categorized, defined, and limited in accordance with the Trust’s prospectus; and

WHEREAS, DFA Australia personnel have expertise in certain business areas pertinent to the business operations of the ETF Fund and the selection of brokers or dealers and the execution of trades with respect to international securities; and

WHEREAS, DFA wishes to retain DFA Australia as sub-advisor with respect to the ETF Fund, and DFA Australia wishes to act as sub-advisor, upon the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions contained herein, the parties hereto agree as follows:

1. Services to Be Performed. DFA hereby employs, subject to approval by the Board of Trustees of the Trust and supervision by DFA, DFA Australia to furnish, at DFA Australia’s expense, the services described below with respect to the ETF Fund:

a.	DFA Australia shall have the authority and responsibility to select brokers or dealers to execute purchases and sales of eligible securities for the ETF Fund. Such authority and responsibility shall include, without limitation, (i) providing investment and ancillary services for DFA and determining the best and most efficient means of purchasing and selling such portfolio securities in order to receive best price and execution, and (ii) allocating trades among brokers and dealers, including any affiliate of the Trust or of any investment advisor or affiliate thereof, subject to Section 17 of the Investment Company Act of 1940, as amended (the “1940 Act”). In carrying out its obligations hereunder, DFA Australia will act with a view to the ETF Fund’s objectives, as set forth in the Trust’s registration statement, and otherwise communicated to DFA Australia by DFA, including the objectives of receiving best price and execution for portfolio transactions and of causing as little price fluctuation as possible. DFA Australia shall not receive any commission or rebate from any broker or dealer to whom it allocates trades nor shall it receive any commission from DFA based upon the allocation of trades. DFA will advise DFA Australia of changes in the Trust’s Agreement and Declaration of Trust, By-Laws, and registration statement, and any objectives not appearing therein, as they may be relevant to DFA Australia’s performance under this Agreement. DFA will furnish to DFA Australia reports on cash available for investment and needed for redemption payments. DFA shall be responsible to the Board of Trustees of the Trust for the preparation of schedules of securities eligible for purchase and sale by the ETF Fund (“execution schedules”), and shall prepare such schedules on at least a semi-annual basis, it being understood that DFA may consult with DFA Australia in connection therewith, and may delegate to DFA Australia the preparation of such schedules. On at least a semi-annual basis, DFA will review the ETF Fund’s holdings, make, itself or in consultation with DFA Australia, any necessary adjustments to the execution schedules, and review the securities trading process and executions. DFA Australia is authorized to have orders executed for more or fewer shares than set forth on the execution schedules when market conditions and other factors permit or require, provided that such variances from the execution schedules are within the parameters agreed to by DFA, from time to time, or in specific cases. DFA Australia shall report the results of all trading activities and all such other information relating to portfolio transactions for the ETF Fund as DFA may reasonably request, on a daily basis to DFA and any other entity designated by DFA, including, without limitation, the custodian of the Trust. DFA Australia shall review and coordinate its agency trading and execution strategies, practices, and results with DFA as frequently as reasonably requested.

b.	DFA Australia shall maintain, and periodically review with DFA and the Trust, policies and procedures necessary to ensure the effectiveness of on-line communications systems between DFA Australia, DFA, and the Trust.

c.	DFA Australia shall periodically provide DFA with data concerning the international markets, and it shall maintain and provide to DFA current financial information with respect to specific international securities on the execution schedules. DFA Australia shall also furnish DFA with advice and information regarding securities of international companies and shall provide DFA with such recommendations in connection with the investment therein by the ETF Fund as DFA Australia shall deem necessary and advisable in light of the investment objective and policies of the ETF Fund.

2. Compensation. For the services provided by DFA Australia hereunder, DFA shall pay DFA Australia a fee equal to $13,000 (U.S.) per year, to be paid on a quarterly basis. In the event that this Agreement is terminated at other than quarter-end, the fee for such quarter shall be prorated.

3. Liability of DFA Australia. DFA Australia shall not be liable for any error of judgment or of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith, or gross negligence on the part of DFA Australia in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

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4. Term. This Agreement shall become effective as of September 6, 2023, and shall remain in effect until September 6, 2025, unless sooner terminated as hereinafter provided and shall continue in effect from year to year thereafter, but only so long as such continuance is specifically approved, at least annually, by: (a) the vote of a majority of the Board of Trustees of the Trust, or (b) the vote of a majority of the outstanding voting securities of the ETF Fund, and (c) the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party (except as Trustees of the Trust) cast in person at a meeting called for the purpose of voting on such approval. The terms “interested persons” and “vote of a majority of the outstanding voting securities” shall have the meanings respectively set forth in Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

This Agreement may be terminated by DFA or by DFA Australia at any time, without penalty, on ninety (90) days’ written notice to the other party hereto, and may also be terminated at any time without penalty by the Board of Trustees of the Trust or by vote of the holders of a majority of the outstanding voting securities of the ETF Fund on sixty (60) days’ written notice to DFA Australia by the Trust.

This Agreement shall automatically terminate in the event of its assignment. The term “assignment” for this purpose shall have the meaning set forth in Section 2(a)(4) of the 1940 Act.

This Agreement shall automatically terminate with respect to the ETF Fund in the event that the Investment Management Agreement for the ETF Fund between DFA and the Trust is terminated, assigned, or not renewed.

5. DFA Australia will promptly notify DFA and the Trust of any change in the composition of its Board of Directors.

6. Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices.

7. Governing Law and Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any U.S. federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940, as amended and any rules and regulations promulgated thereunder. The parties agree and consent to the jurisdiction of the State and federal courts of Texas.

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IN WITNESS WHEREOF, DFA, DFA Australia, and the Trust have caused this Agreement to be executed as of the day and year above written.

DIMENSIONAL FUND ADVISORS LP

By:	DIMENSIONAL HOLDINGS INC.,
General Partner

By:	/s/ Carolyn L. O
Name:	Carolyn L. O
Title:	Vice President

DFA AUSTRALIA LIMITED

By:	/s/ Adrian N. Poy
Name:	Adrian N. Poy
Title:	Vice President

DIMENSIONAL ETF TRUST

By:	/s/ Ryan P. Buechner
Name:	Ryan P. Buechner
Title:	Vice President
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